Filed Pursuant to Rule 424(b)(5)
Registration No. 333-164284

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated January 11, 2010

PROSPECTUS SUPPLEMENT

(To prospectus dated January 11, 2010)

$700,000,000

$                 % Senior Notes due 2015

$                 % Senior Notes due 2020

We are offering $              million aggregate principal amount of     % Senior Notes due 2015 and         $              million aggregate principal amount of     % Senior Notes due 2020. The 2015 Notes will bear interest at a rate of     % per year, and the 2020 Notes will bear interest at a rate of     % per year. We will pay interest on the Notes semi-annually in arrears on              and              of each year, beginning on                     , 2010. The 2015 Notes will mature on                     , 2015, and the 2020 Notes will mature on                     , 2020. We may redeem some or all of the Notes at any time before maturity at the “make-whole price” set forth under “Description of the Notes—Redemption—Optional Redemption.”

The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be general unsecured obligations of ours and will rank equally with all of our existing and future unsubordinated obligations. The Notes will not be guaranteed by any of our subsidiaries.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

Investing in these securities involves risks. See “Risk Factors” beginning on page S-5.

	Price to Public (1)		Underwriting Discount		Proceeds to us (before expenses) (1)
Per 2015 Note		%		%		%
2015 Notes Total	$		$		$
Per 2020 Note		%		%		%
2020 Notes Total	$		$		$

(1)	Plus accrued interest from January , 2010, if settlement occurs after that date.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company and its participants on or about January     , 2010.

BofA Merrill Lynch	J.P.Morgan	Wells Fargo Securities

The date of this prospectus supplement is January     , 2010.

Prospectus Supplement

Prospectus

i

ABOUT THE PROSPECTUS SUPPLEMENT

You should rely only upon the information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement contains the terms of this offering of Notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

The NASDAQ OMX Group, Inc. is a holding company created by the business combination of The Nasdaq Stock Market, Inc. and OMX AB (publ), which was completed on February 27, 2008. Under the purchase method of accounting, Nasdaq was treated as the accounting and legal acquirer in this business combination. As such, Nasdaq is the predecessor reporting entity of NASDAQ OMX and the results of operations of OMX are only included in NASDAQ OMX’s consolidated results of operations from February 27, 2008.

Throughout this prospectus supplement, unless otherwise specified: the “Company,” “NASDAQ OMX,” “we,” “us” and “our” refer to The NASDAQ OMX Group, Inc.; “Nasdaq” refers to The Nasdaq Stock Market, Inc., as that entity operated prior to the business combination with OMX; and “The NASDAQ Stock Market” refers to the registered national securities exchange operated by The NASDAQ Stock Market LLC.

SUMMARY

This summary highlights the information contained elsewhere, or incorporated by reference, in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus supplement and the accompanying prospectus and incorporated by reference herein.

THE NASDAQ OMX GROUP, INC.

The NASDAQ OMX Group, Inc. is a holding company created by the business combination of The Nasdaq Stock Market, Inc. and OMX AB (publ), which was completed on February 27, 2008.

NASDAQ OMX is a leading global exchange group that, through its subsidiaries, provides securities listing, trading and data products and services and market technology solutions. NASDAQ OMX has operations around the world, spanning developed and emerging markets. Its global offerings include trading across multiple asset classes, capital formation solutions, financial services and exchanges technology, market data products, and financial indexes.

NASDAQ OMX’s revenue sources are diverse and include revenues from transaction services, market data products and services, broker services, listing fees, shareholder, directors and newswire services, financial products and market technology.

In the U.S., we operate The NASDAQ Stock Market, a registered national securities exchange. The NASDAQ Stock Market is the largest electronic cash equity securities market in the world in terms of share value traded. As of September 30, 2009, The NASDAQ Stock Market was home to 2,836 listed companies with a combined market capitalization of approximately $4 trillion. In addition, in the U.S., we operate a second cash equities trading market, two options markets, a futures market and a derivatives clearinghouse.

In Europe, we operate exchanges in Stockholm (Sweden), Copenhagen (Denmark), Helsinki (Finland), and Iceland as NASDAQ OMX Nordic and exchanges in Tallinn (Estonia), Riga (Latvia) and Vilnius (Lithuania) as NASDAQ OMX Baltic. In addition, we operate NASDAQ OMX Europe (London), a marketplace for pan-European blue chip securities trading, NASDAQ OMX Commodities (Norway), an offering for trading and clearing commodities, and the Armenian Stock Exchange.

The exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic offer trading in cash equities, bonds, structured products and ETFs, as well as trading and clearing of derivatives. Our Nordic and Baltic operations also offer alternative marketplaces for smaller companies called NASDAQ OMX First North. As of September 30, 2009, the exchanges within NASDAQ OMX Nordic and NASDAQ OMX Baltic were home to 800 listed companies with a combined market capitalization of approximately $859 billion.

Corporate Information

We are incorporated in Delaware. Our executive offices are located at One Liberty Plaza, New York, New York, 10006 and our telephone number is (212) 401-8700. Our web site is http://www.nasdaqomx.com. Information contained on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the Notes, see “Description of the Notes” herein and “Description of Debt Securities” in the accompanying prospectus.

Issuer	The NASDAQ OMX Group, Inc.

Notes Offered	$ million aggregate principal amount of % Senior Notes due 2015 (the “2015 Notes”).

$              million aggregate principal amount of     % Senior Notes due 2020 (the “2020 Notes” and, together with the 2015 Notes, the “Notes”).

Maturity	The 2015 Notes: , 2015.

The 2020 Notes:                     , 2020.

Interest	Interest will accrue on the 2015 Notes at the rate of % per year, and will be payable in cash semi-annually in arrears on and of each year, commencing , 2010. Interest will accrue on the 2020 Notes at the rate of % per year, and will be payable in cash semi-annually in arrears on and of each year, commencing , 2010. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking	The Notes will be general unsecured obligations of ours and will rank equally with all of our existing and future unsubordinated obligations.

Holders of any of our existing or future secured indebtedness will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

As of September 30, 2009, after giving effect to this offering, the entry into and borrowings under our new senior credit facility, and the application of proceeds herefrom and therefrom and certain cash on hand as discussed under “Use of Proceeds,” we would have had approximately $2,146 million of senior unsecured indebtedness outstanding ranking equally with the Notes, including $1,000 million of obligations under our new senior credit facility and excluding $250 million of additional borrowing capacity under our new senior credit facility, and we would have had no secured indebtedness outstanding.

The Notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables. As of September 30, 2009, after giving effect to this offering, the entry into and borrowings under our new senior credit facility, and the application of proceeds herefrom and therefrom and certain cash on hand as discussed under “Use of Proceeds,” our direct and indirect subsidiaries would have had approximately $17 million of obligations to which the Notes would be structurally subordinated.

No Guarantees	The Notes will not be guaranteed by any of our subsidiaries.

Further Issues	We may create and issue further notes ranking equally and ratably in all respects with the Notes being offered hereby, so that such further notes will be consolidated and form a single series with either series of the Notes being offered hereby and will have the same terms as to status, CUSIP number or otherwise. See “Description of the Notes—Further Issues.”

Optional Redemption	We may redeem all or a portion of the Notes at our option at any time at the “make-whole” redemption price described under “Description of the Notes—Redemption—Optional Redemption.”

Certain Covenants	We will issue the Notes under an indenture that will, among other things, limit our ability to consolidate, merge or sell all or substantially all of our assets; create liens; and enter into sale and leaseback transactions. All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	The net proceeds from this offering after deducting the underwriters’ discount and our estimated expenses will be approximately $ million. We intend to use the net proceeds from this offering, together with the net proceeds from borrowings under our new senior credit facility and cash on hand, to repay all amounts outstanding under our existing senior secured credit facilities and terminate the associated credit agreement. See “Use of Proceeds.”

Absence of Public Market	The Notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market making activities with respect to the Notes without notice to you or us. We do not intend to apply for a listing of the Notes on any securities exchange.

Governing Law	The Notes and the indenture under which they will be issued will be governed by New York law.

Trustee	Wells Fargo Bank, National Association.

Risk Factors	Investing in the Notes involves risk. See “Risk Factors” and the other information included in or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the Notes.

Condition to Closing	The closing of this offering is conditioned upon entering into our new senior credit facility. See “Description of Other Indebtedness.”

RISK FACTORS

Investing in the Notes involves risk. You should consider carefully the following risks and all of the information set forth or incorporated by reference in this prospectus supplement, including the risks and uncertainties described under the heading “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and our Quarterly Reports on Form 10-Q, as applicable, and elsewhere in our public filings before investing in the Notes offered by this prospectus supplement.

Risks Relating to the Notes

The Notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries.

We are a holding company with no direct operating businesses other than the equity interests of our subsidiaries. We require dividends and other payments from our subsidiaries to meet cash requirements and to pay dividends. Minimum capital requirements mandated by regulatory authorities having jurisdiction over some of our regulated subsidiaries indirectly restrict the amount of dividends paid upstream. If our subsidiaries are unable to pay dividends and make other payments to us when needed, we may be unable to satisfy our obligations, which would have a material adverse effect on our business, financial condition and operating results.

You will not have any claim as a creditor against our subsidiaries, and all existing and future indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to the Notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries, the rights of the holders of the Notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the Notes will be structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our subsidiaries.

As of September 30, 2009, our direct and indirect subsidiaries had approximately $17 million of obligations to which the Notes would be structurally subordinated. Our subsidiaries generate substantially all of our revenues and net income and own substantially all of our assets. As of September 30, 2009, our subsidiaries held 96% of our consolidated assets. In addition, the indenture will not restrict these subsidiaries from incurring additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The Notes will be effectively subordinated to all of our existing and future secured indebtedness.

The Notes will not be secured by any of our assets. As a result, the indebtedness represented by the Notes will be effectively subordinated to any existing and future secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. The terms of the indenture will permit us to incur secured debt subject to some limitations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a claim to their collateral superior to that of the Notes.

Downgrades or other changes in our credit ratings could affect our financial results and reduce the market value of the Notes.

The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, the Notes. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Either rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could decrease the value of the Notes, increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the indenture governing the Notes.

We may choose to redeem the Notes when prevailing interest rates are relatively low.

The Notes are redeemable at our option, and we may choose to redeem some or all of the Notes from time to time, especially when prevailing interest rates are lower than the rates borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rates on the Notes being redeemed. Our redemption right also may adversely affect your ability to sell your Notes as the optional redemption date or period approaches. See “Description of the Notes—Redemption—Optional Redemption.”

There is no current public market for the Notes and a market may not develop.

The Notes are new issues of securities for which there are currently no public trading markets. We cannot guarantee:

•	the liquidity of any market that may develop for the Notes;

•	your ability to sell the Notes; or

•	the price at which you might be able to sell the Notes.

Liquidity of any market for the Notes and future trading prices of the Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

The underwriters have advised us that they currently intend to make markets in the Notes, but they are not obligated to do so and may cease any market-making at any time without notice. We do not intend to apply for listing of any of the Notes on any securities exchange. As a result, it may be difficult for you to find a buyer for the Notes at the time you want to sell them and, even if you find a buyer, you might not receive the price you want.

The indenture governing the Notes will not limit our ability to incur future indebtedness, pay dividends, repurchase securities, engage in transactions with affiliates or engage in other activities, which could adversely affect our ability to pay our obligations under the Notes.

The indenture governing the Notes will not contain any financial maintenance covenants and will contain only limited restrictive covenants. The indenture will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates. We, therefore, may pay dividends and incur additional debt, including secured indebtedness in certain circumstances or indebtedness by, or other obligations of, our subsidiaries to which the Notes would be structurally subordinated. Our ability to incur additional indebtedness and use our funds for numerous purposes may limit the funds available to pay our obligations under the Notes. See “Description of the Notes—Certain Covenants.”

USE OF PROCEEDS

Our net proceeds from this offering will be approximately $              million, after deducting the underwriters’ discount and our estimated offering expenses. We intend to use the net proceeds from this offering, together with the net proceeds of approximately $1,000 million from borrowings under our new senior credit facility and cash on hand, to repay all amounts outstanding under our existing senior secured credit facilities and to terminate the associated credit agreement.

As described under “Description of Other Indebtedness,” we expect to enter into a senior unsecured credit agreement upon the consummation of this offering providing for up to $1,250 million in borrowings. The existing senior secured credit facilities that will be repaid and terminated in connection with this offering include term loan facilities with aggregate principal amount of $2,000 million, under which $1,700 million was outstanding as of December 31, 2009, and a revolving credit facility with aggregate principal amount of $75 million, under which no amounts were outstanding. The maturity date of both the term loan facilities and the revolving credit facility is February 27, 2013. As of December 31, 2009, the interest rate applicable to amounts outstanding under the term loan facilities was the LIBOR rate (set by the British Bankers Association LIBOR Rate) plus 2.0%, for an effective rate of approximately 2.23094% (except with respect to $200 million of the borrowings, for which the effective rate was approximately 2.25563%).

DESCRIPTION OF THE NOTES

The         % Senior Notes due 2015 offered hereby (the “2015 Notes”) and the         % Senior Notes due 2020 offered hereby (the “2020 Notes” and, together with the 2015 Notes, the “Notes”) will be issued under an indenture, to be dated as of January     , 2010 (the “base indenture”) between The NASDAQ OMX Group, Inc. and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and a first supplemental indenture to be dated as of January     , 2010 (the “supplemental indenture and, together with the base indenture, the “indenture”). In this Description of the Notes section, “we,” “us,” “our,” “Nasdaq” or the “Company” and similar words refer to The NASDAQ OMX Group, Inc. and not to any of its subsidiaries. The 2015 Notes and the 2020 Notes are each referred to herein as a “series” of Notes.

Because this section is a summary, it does not describe every aspect of the Notes and the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the Notes and the indenture, including definitions of certain terms used therein. The terms of the Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust indenture Act of 1939, as amended, or the “TIA.” You may obtain copies of the Notes and the indenture by requesting them from us or the Trustee.

General

The Notes:

•	will be senior unsecured obligations of ours;

•

will rank equally with all of our other senior unsecured indebtedness from time to time outstanding, including our 2.50% Convertible Senior Notes due 2013 and all indebtedness under our new senior unsecured credit facilities;

•	will be structurally subordinated to all existing and future obligations of our subsidiaries including claims with respect to trade payables; and

•	will be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the collateral securing any such indebtedness.

The 2015 Notes will initially be limited to $         million aggregate principal amount and the 2020 Notes will initially be limited to $         million aggregate principal amount. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal, Maturity and Interest

The 2015 Notes will bear interest at a rate of         % per year. Interest on the 2015 Notes will be payable semi-annually in arrears on          and          of each year, beginning on             , 2010, and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the 2015 Notes will accrue from and including the settlement date and will be paid to holders of record on the          and          immediately before the applicable interest payment date.

The 2020 Notes will bear interest at a rate of         % per year. Interest on the 2020 Notes will be payable semi-annually in arrears on          and          of each year, beginning on             , 2010, and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the 2020 Notes will accrue from and including the settlement date and will be paid to holders of record on the          and          immediately before the applicable interest payment date.

The 2015 Notes will mature on             , 2015. The 2020 Notes will mature on             , 2020. On the applicable maturity date of the Notes, the holders will be entitled to receive 100% of the principal amount of such Notes. The Notes will not have the benefit of any sinking fund.

If any interest payment date falls on a day that is not a business day, then payment of interest may be made on the next succeeding business day and no interest will accrue because of such delayed payment. With respect to the Notes, when we use the term “business day” we mean any day except a Saturday, a Sunday or a day on which banking institutions in the applicable place of payment are authorized or required by law, regulation or executive order to close.

Ranking

The Notes will be general unsecured obligations of ours and will rank equally with all of our existing and future unsubordinated obligations.

Holders of any secured indebtedness will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

As of September 30, 2009, after giving effect to this offering, our entry into and borrowings under the Credit Agreement and the application of the proceeds hereof and thereof, we would have had approximately $2,146 million of unsecured indebtedness outstanding ranking equally with the Notes and no secured indebtedness outstanding. See “Use of Proceeds.”

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the Notes. The Notes will be “structurally” subordinated to all indebtedness and other obligations of our subsidiaries, including claims with respect to trade payables. This means that in the event of bankruptcy, liquidation or reorganization of any of our subsidiaries, the holders of Notes will have no direct claim to participate in the assets of such subsidiary but may only recover by virtue of our equity interest in our subsidiaries (except to the extent we have a claim as a creditor of such subsidiary). As a result, holders of all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables and claims of lessors under leases, have the right to be satisfied in full prior to our receipt of any payment as any equity owner of our subsidiaries. As of September 30, 2009, after giving effect to this offering, our entry into and borrowings under the Credit Agreement and the application of the proceeds hereof and thereof, our subsidiaries would have had approximately $17 million of indebtedness and other obligations outstanding to which the Notes would have been structurally subordinated.

Further Issues

The indenture will provide that we may issue debt securities (the “debt securities”) thereunder from time to time in one or more series, and will permit us to establish the terms of each series of debt securities at the time of issuance. The indenture will not limit the aggregate amount of debt securities that may be issued under the indenture.

Each series of Notes will constitute a separate series of debt securities under the indenture, initially limited to $         million in the case of the 2015 Notes and $         million in the case of the 2020 Notes. Under the indenture, we may, without the consent of the holders of any series of Notes, “reopen” such series and issue additional Notes from time to time in the future, but only if such additional Notes are issued with less than a de minimis amount of original issue discount or are issued as part of a “qualified reopening” for U.S. federal income tax purposes. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, any of the outstanding Notes of such series, as well as any additional Notes that we may issue by reopening such series, will vote or take action as a single class.

Payment of Additional Amounts by a Foreign Successor Issuer

A Foreign Successor Issuer is any entity that is organized in a jurisdiction other than the United States, any state thereof or the District of Columbia and becomes a successor of The NASDAQ OMX Group, Inc. as a result of a merger of The NASDAQ OMX Group, Inc. with and into such entity after the date hereof in accordance with the provisions set forth in “Certain Covenants—Merger, Consolidation or Sale of Assets”.

All payments made under or with respect to the Notes by any Foreign Successor Issuer will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which such Foreign Successor Issuer is organized, resident or doing business for tax purposes or from or through which such Foreign Successor Issuer makes any payment on the Notes or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless such Foreign Successor Issuer is required to withhold or deduct Taxes by law. For the avoidance of doubt a Relevant Taxing Jurisdiction shall not include the United States, any state thereof or the District of Columbia. If a Foreign Successor Issuer is required by law to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Foreign Successor Issuer, subject to the exceptions listed below, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each holder of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted.

A Foreign Successor Issuer will not, however, pay Additional Amounts to a holder or beneficial owner of Notes:

(a) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction (other than any connection resulting from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder and/or the exercise or enforcement of rights under any Notes);

(b) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the holder or beneficial owner of Notes, following the Foreign Successor Issuer’s written request addressed to the holder, to the extent such holder or beneficial owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(c) with respect to any estate, inheritance, gift, sales, personal property or any similar Taxes;

(d) if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had the holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Note (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(e) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(f) with respect to any withholding or deduction that is imposed on a payment to an individual and that is required to made pursuant to the European Council Directive on the taxation of savings income which was adopted by the ECOFIN Council on June 3, 2003 or any law implementing or complying with, or introduced in order to conform to such directive (the “EU Savings Tax Directive”) or is required to be made pursuant to the Agreement between the European Community and the Swiss Confederation dated

October 26, 2004 providing for measures equivalent to those laid down in the EU Savings Tax Directive (the “EU-Swiss Savings Tax Agreement”) or any law or other governmental regulation implementing or complying with, or introduced in order to conform to, such agreement; or

(g) any combination of items (a), (b), (c), (d), (e) and (f).

A Foreign Successor Issuer will (i) make any such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Foreign Successor Issuer will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Foreign Successor Issuer will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Foreign Successor Issuer, such other documentation that provides reasonable evidence of such payment by the Foreign Successor Issuer.

At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Foreign Successor Issuer will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 35th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Foreign Successor Issuer will deliver to the Trustee an officers’ certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. The Foreign Successor Issuer will promptly publish a notice in accordance with the provisions set forth in “—Notices” stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

A Foreign Successor Issuer will indemnify and hold harmless the holders of Notes, and, upon written request of any holder of Notes, reimburse such holder for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such holder in connection with payments made under or with respect to the Notes held by such holder; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such holder after such reimbursement will not be less than the net amount such holder would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided, however, that the indemnification obligation provided for in this paragraph shall not extend to Taxes imposed for which the holder of the Notes would not have been eligible to receive payment of Additional Amounts hereunder by virtue of clauses (a) through (g) above or to the extent such holder received Additional Amounts with respect to such payments.

In addition, a Foreign Successor Issuer will pay any stamp, issue, registration, court, documentation, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time after the merger described above in respect of the execution, issuance, registration or delivery of the Notes or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time after the merger described above as a result of, or in connection with, any payments made pursuant to the Notes and/or the enforcement of the Notes and/or any other such document or instrument.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor Person to any Foreign Successor Issuer (other than a Person organized under the laws of the United States, any state thereof or the District of Colmubia) and to any jurisdiction in which such successor is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents. Whenever the Indenture or this “Description of the Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference includes the payment of Additional Amounts or indemnification payments as described hereunder, if applicable.

Redemption

Optional Redemption

Each series of Notes will be redeemable, in whole or in part from time to time, at our option, at a redemption price (the “make-whole redemption price”) equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus basis points in the case of the 2015 Notes and basis points in the case of the 2020 Notes, plus, in each case, accrued and unpaid interest thereon to the date of redemption. However, if the redemption date is after a record date and on or prior to a corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the record date.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each registered holder of Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portion thereof called for redemption.

If money sufficient to pay the redemption price of all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

“Comparable Treasury Issue” means that United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes of the applicable series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate Notes of comparable maturity to the remaining term of the Notes of the applicable series.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of Banc of America Securities LLC, J.P. Morgan Securities Inc. and a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC or any of their respective affiliates that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), and their respective successors, provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury

Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If we elect to redeem less than all of the Notes, and such Notes are at the time represented by a global note, then the depositary will select by lot the particular interests to be redeemed. If we elect to redeem less than all of the Notes, and any of such Notes are not represented by a global note, then the Trustee will select the particular Notes to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global note to be redeemed).

We may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

Tax Redemption

If, as a result of:

(a) any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date); or

(b) any amendment to, or change in, the official application or official interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date), such Foreign Successor Issuer would be obligated to pay, on the next date for any payment and as a result of that amendment or change, Additional Amounts or indemnification payments as described above under “—Payment of Additional Amounts by a Foreign Successor Issuer” with respect to the Relevant Taxing Jurisdiction, which such Foreign Successor Issuer reasonably determines it cannot avoid by the use of reasonable measures available to it, then such Foreign Successor Issuer may redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Prior to the giving of any notice of redemption described in this paragraph, a Foreign Successor Issuer will deliver to the trustee:

(a) a certificate signed by an officer of such Foreign Successor Issuer stating that the obligation to pay the Additional Amounts or indemnification payments cannot be avoided by such Foreign Successor Issuer’s taking reasonable measures available to it; and

(b) a written opinion of independent legal counsel to such Foreign Successor Issuer of recognized standing to the effect that such Foreign Successor Issuer has or will become obligated to pay such Additional Amounts or indemnification payments as a result of a change, amendment, official interpretation or application described above.

A Foreign Successor Issuer will publish a notice of any optional redemption of the Notes described above in accordance with the provisions of the Indenture described under “—Notices.” No such notice of redemption may be given more than 60 days before or 365 days after the Foreign Successor Issuer first becomes liable to pay any Additional Amount or indemnification payments.

Certain Covenants

The indenture will contain, among others, the following covenants:

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, we will be permitted to consolidate or merge with another entity or to sell, transfer or otherwise convey all or substantially all of our assets to another entity, subject to our meeting all of the following conditions:

•

the resulting entity (if other than us) must (x) be a corporation, limited partnership or limited liability company (or the equivalent thereof) organized under the laws of any U.S. jurisdiction or any European Union Member State and (y) deliver a supplemental indenture by which such surviving entity expressly assumes our obligations under the indenture; and

•

immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing.

In the event that we consolidate or merge with another entity or sell all or substantially all of our assets to another entity, the surviving entity will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Limitations on Liens

We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create or permit to exist any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any stock or Indebtedness of a Significant Subsidiary), whether owned on the date of issuance of the Notes or thereafter acquired, to secure any Indebtedness (as defined below), unless we contemporaneously secure the Notes (together with, if we so determine, any other Indebtedness of or guaranty by us or such Significant Subsidiary then existing or thereafter created that is not subordinated to the Notes) equally and ratably with (or, at our option, prior to) that obligation.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

We will not, however, be required to secure the Notes if the Lien consists of one or more Permitted Liens (as defined below).

Under the indenture, “Permitted Liens” of any person will be defined as:

(a) Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c) Liens incurred or pledges or deposits made in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under the indenture;

(f) Liens arising in connection with the operations of us or any Significant Subsidiary relating to clearing or settlement activities; provided that at any time the aggregate amount of any such given lien does not exceed the aggregate amount of deposits of cash or securities received from third parties by us or any Significant Subsidiary in the ordinary course of operations relating to clearing or settlement activities;

(g) Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset, or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the date of this prospectus supplement, (B) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary, and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h) any Lien existing on the issue date of the Notes;

(i) Liens upon fixed, capital, real and/or tangible personal property acquired after the date hereof (by purchase, construction, development, improvement, capital lease, Synthetic Lease or otherwise) by us or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j) Liens in favor of us or any Subsidiary;

(k) Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (g), (h) and (i); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m) Liens securing our obligations or those of any Subsidiary of ours in respect of any swap agreements or other hedging arrangements entered into in the ordinary course of business and for non-speculative purposes;

(n) easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of us and our Subsidiaries taken as a whole; and

(o) Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsection “—Merger, Consolidation or Sale of Assets”).

“Credit Agreement” means the Credit Agreement, dated as of January , 2010, among the Company, the lenders party thereto, Bank of America, N.A., as administrative agent, Nordea Bank AB (publ.) and Skandinaviska Enskilda Banken AB (publ.), as Nordic Lead Arrangers and Joint Bookrunning Managers, Banc of America Securities LLC and J.P. Morgan Securities Inc. as U.S. Lead Arrangers and Joint Bookrunning Managers and J.P. Morgan Chase Bank, N.A., Nordea Bank AB (publ.) and Skandinaviska Enskilda Banken AB (publ.) as co-documentation agents.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset which is owned or leased by us or any of our Significant Subsidiaries unless our board of directors has determined in good faith that such office, facility or capital asset is not of material importance to the total business conducted by us and our Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Significant Subsidiary,” with respect to any person, means any Subsidiary of such person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under United States generally accepted accounting principles, but the liabilities under which are or would be characterized as indebtedness for tax purposes.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction (as defined below) with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (y) any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt (as defined below) with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes, pursuant to the covenant described above under the caption “—Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the Notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the Notes or Indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

Excepted Indebtedness

Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “—Certain Covenants—Limitations on Liens” and “—Certain Covenants—Limitations on Sale and Lease-Back Transactions,” if at the time the Indebtedness is incurred and after giving effect to this Indebtedness and to the retirement of Indebtedness which is concurrently being retired, the sum of (a) the aggregate principal amount of all Indebtedness secured by Liens other than Permitted Liens, and (b) the Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “—Certain Covenants—Limitations on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of Nasdaq and its Significant Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in Nasdaq’s most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles.

Events of Default

Holders of debt securities of any series issued under the indenture will have specified rights if an Event of Default (as defined below) occurs.

The term “Event of Default” in respect of the debt securities of any series means any of the following:

(1)	we do not pay interest on any of the debt securities of that series within 30 days of its due date;

(2)	we fail to pay the principal (or premium, if any) of any Note, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3)	failure by us to comply with our obligations under “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	we remain in breach of a covenant or warranty in respect of the indenture or any debt securities of that series (other than a covenant included in the indenture solely for the benefit of debt securities of another series) for 60 days after we receive a written notice of default, which notice must be sent by either the Trustee or holders of at least 25% in principal amount of the outstanding debt securities of that series;

(5)	we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture;

(6)	we default on any indebtedness of ours or of a Significant Subsidiary having an aggregate amount of at least $100,000,000, constituting a default either of payment of principal when due and payable or which results in acceleration of the indebtedness; or

(7)	one or more final judgments for the payment of money in an aggregate amount in excess of $100,000,000 above available insurance or indemnity coverage shall be rendered against us or any Significant Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed.

If an Event of Default (other than an Event of Default specified in clause (5) above) with respect to the Notes has occurred, the Trustee or the holders of at least 25% in principal amount of the Notes may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, such Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of the Notes required for such declaration if the Event of Default is the Company’s bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the Notes may also waive certain past defaults under the indenture with respect to the Notes on behalf of all of the holders of the Notes. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the Notes and the Trustee.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the indenture at the request of holders unless the holders offer the Trustee protection from expenses and liability satisfactory to the Trustee. If an indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the Notes, the following must occur:

•	such holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•

holders of at least 25% in principal amount of the Notes must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the Notes on or after the due date.

Modification of the Indenture and Waiver of Rights of Holders

Under certain circumstances, we can make changes to the indenture and the Notes of any series. Some types of changes require the approval of each holder of Notes affected, some require approval by a vote of a majority of the holders of the Notes of such series, and some changes do not require any approval at all.

Changes Requiring Your Approval

First, there are changes that cannot be made to the Notes without your specific approval. These include changes that:

(1)	reduce the percentage of holders of Notes of any series who must consent to a waiver or amendment of the indenture;

(2)	reduce the rate of interest on any Note or change the time for payment of interest;

(3)	reduce the principal or premium due on the Notes or change the stated maturity date of the Notes;

(4)	change the place or currency of payment on a Note;

(5)	change the right of holders of Notes of any series to waive an existing default by majority vote;

(6)	modify the provisions of the indenture with respect to the ranking of the Notes in a manner adverse to you;

(7)	impair your right to sue for payment; or

(8)	make any change to this list of changes that requires your specific approval.

Changes Requiring a Majority Vote

The second type of change to the indenture and the Notes requires a vote in favor by holders owning a majority of the principal amount of the Notes of a particular series. Most changes fall into this category, except as described above under “—Changes Requiring Your Approval” and for clarifying changes and certain other specified changes that would not adversely affect holders of the Notes in any material respect. A majority vote of holders of Notes of a particular series is required to waive any past default, except a failure to pay principal or interest and default in the certain covenants and provisions of the indenture that cannot be amended without the consent of each affected holder of Notes as described above.

Changes Not Requiring Approval

The third type of change does not require any vote by you as holders of outstanding Notes of any series. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding Notes of any series in any material respect.

Defeasance and Covenant Defeasance

We may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of any series (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment in the opinion of a nationally recognized firm of certified public accountants, to pay the principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. We may exercise our defeasance option with respect to debt securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

If we exercise our covenant defeasance option, payment of the Notes may not be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Satisfaction and Discharge

The indenture will at our request be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes of any series, when:

(1) either:

(A) all Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B) all Notes of such series not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date (in the case of Notes that have become due and payable) or to the maturity date or redemption date, as the case may be;

(2) we have paid all other sums payable under the indenture by us; and

(3) we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

The Trustee and Transfer and Paying Agent

Wells Fargo Bank, National Association, acting through its corporate trust office at 45 Broadway, 45th Floor, New York, New York 10006, is the Trustee for the Notes and is the transfer and paying agent for the Notes. Principal and interest will be payable, and the Notes will be transferable, at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the Notes. At the maturity of the Notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such Notes at the office of the Trustee.

No service charge will be made for any transfer or exchange of the Notes, but we may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

Payments of principal of, any premium on, and any interest on individual Notes represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the Notes. Neither we, the Trustee, any paying agent, nor the transfer agent for the Notes will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for the Notes or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the Notes, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the Notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

In specific instances, we or the holders of a majority of the then outstanding principal amount of the Notes may remove the Trustee and appoint a successor Trustee. The Trustee may become the owner or pledgee of the Notes with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee. The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a)(1) of the Trust Indenture Act of 1939 and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by us or our subsidiaries and may engage in commercial transactions with us and our subsidiaries.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Notes

We will replace any mutilated Note at the expense of the holders upon surrender to the Trustee. We will replace Notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen Note, an indemnity or security satisfactory to us and the Trustee may be required at the expense of the holder of the Note before a replacement Note will be issued.

Governing Law

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof.

Book Entry System; Global Notes

Except as set forth below, each series of Notes will initially be issued in the form of one or more global Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (The

Depository Trust Company’s (“DTC”) partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered security certificate will be issued for the Notes in the aggregate principal amount of such series, and will be deposited with DTC or the trustee on behalf of DTC. If, however, the aggregate principal amount of any series of Notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount of such Notes and an additional certificate will be issued with respect to any remaining principal amount of such Notes. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

If you wish to hold Notes through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. For those holders of Notes outside the United States, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) (both described below) participate in DTC through their New York depositaries (each, a “U.S. Depositary”). Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants or through other indirect participants that have access through direct participants.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global Notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Indenture or the Notes. The ability of Euroclear or Clearstream to take actions as a holder of the Notes under the Indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources we believe to be reliable, but we make no representation or warranty with respect to this information. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. We and the Trustee will not be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures, or for the performance by direct or indirect participants of their obligations under the rules and procedures of the clearance systems.

Transfers within DTC, Euroclear and Clearstream will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold any Notes through DTC and investors who hold or will hold any Notes through Euroclear or Clearstream will be effected in DTC through the respective depositaries of Euroclear and Clearstream.

So long as DTC or its nominee is the registered owner of a global Note of any series, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global Note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global Note will not be entitled to have Notes represented by that global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global Note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or the global Note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

Payments on the Notes represented by the global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global Note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global Note held through such participants will be governed by standing instructions and customary practice as is now the case with notes held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

The laws of some states require certain purchasers of Notes to take physical delivery of the Notes in definitive form. These laws may impair your ability to transfer beneficial interests in the global Note or Notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global Note or Notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

The Depository Trust Company

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority;

•

access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facilities

Substantially concurrently with the issuance and sale of the Notes, the Company anticipates entering into a credit agreement among the Company, as borrower, the financial institutions party thereto as lenders, Bank of America, N.A., as administrative agent, swingline lender and issuing bank, JPMorgan Chase Bank, N.A., Nordea Bank AB (publ.) and Skandinaviska Enskilda Banken AB (publ.), as co-documentation agents, Banc of America Securities LLC and J.P. Morgan Securities Inc., as U.S. lead arrangers and joint bookrunning managers, and Nordea Bank AB (publ.) and Skandinaviska Enskilda Banken AB (publ.), as Nordic lead arrangers and joint bookrunning managers. The proposed credit agreement will provide for up to $1,250 million of senior unsecured loans, which will include (i) a three-year, $1,000 million senior unsecured term loan facility (the “Term Loan Facility”), which will consist of two separate $500 million term loan facilities (separately, the “Term Loan A Facility” and “Term Loan X Facility”) and (ii) a three-year, $250 million senior unsecured revolving credit facility, with a letter of credit subfacility and swingline loan subfacility (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Credit Facilities”). The proceeds of the Term Loan Facility will be used to repay a portion of the amounts outstanding under the Company’s existing credit agreement and pay transaction costs incurred in connection with the existing credit agreement and the Credit Facilities. The Revolving Credit Facility will be available for general corporate purposes of the Company and its subsidiaries and to pay transaction costs associated with the Credit Facilities.

In addition, the Company will have the right to request that the existing lenders under the Credit Facilities or prospective additional lenders agree to make available incremental revolving commitments from time to time in an aggregate amount not to exceed $250 million.

We expect that borrowings under the Credit Facilities (other than swingline loans) will bear interest at (i) the base rate (the higher of the prime rate announced by Bank of America, N.A, the federal funds effective rate plus 0.50%, and the 30 day LIBOR rate (set by the British Bankers Association LIBOR Rate) plus 1.0%) applicable to such loans, plus an applicable margin, or (ii) the LIBOR rate (set by the British Bankers Association LIBOR Rate), plus an applicable margin. The interest rate on swingline loans made under the Credit Facilities is expected to be the base rate, plus an applicable margin. In addition to paying interest on outstanding principal under the Credit Facility, the Company is expected to be required to pay upfront fees to the lenders in an amount equal to 1.0% of the total principal amount of the Term Loan A Facility, 0.50% of the total principal amount of the Term Loan X Facility and 0.75% of the total principal amount of the Revolving Credit Facility. In addition, the Company expects it will be required to pay a duration fee to the lenders under the Term Loan X Facility on each of May 31, 2010 and September 30, 2010 in an amount equal to 0.25% of the total principal amount of loans outstanding under the Term Loan X Facility on such dates.

The Company is also expected to be required to pay a facility fee to the lenders under the Revolving Credit Facility in an amount equal to the revolving commitment of each such Lender multiplied by a percentage ranging from 0.35% to 0.75% based on the senior unsecured debt rating of the Company from time to time. The Company is also expected to be required to pay a utilization fee to the lenders under the Revolving Credit Facility in an amount equal to the outstanding loans of each such lender multiplied by a percentage ranging from 0.25% to 0.50% based on the total utilization of the Revolving Credit Facility from time to time. The Company will also be required to pay customary letter of credit fees.

We expect the Company's obligations under the Credit Facilities to be unsecured and not guaranteed by any of the Company's subsidiaries.

The proposed credit agreement will contain a number of covenants that will, among other things, restrict, subject to certain exceptions, the Company’s and its subsidiaries’ ability to:

•	pay dividends on and redemptions of the Company's capital stock;

•	change the Company's business;

•	engage in sale-leaseback transactions;

•	engage in business combinations, recapitalizations, acquisitions and asset sales;

•	engage in transactions with affiliates;

•	create liens on assets;

•	make loans, guarantees and other investments; and

•	in the case of the Company's subsidiaries, incur funded debt.

In addition, the proposed credit agreement will contain financial covenants, including maintenance of a minimum interest expense coverage ratio and a maximum total leverage ratio.

The proposed credit agreement will also contain customary affirmative covenants, including access to financial statements, notice of defaults and certain other material events, maintenance of business and insurance, and customary events of default, including cross-defaults to our material indebtedness.

The Company will be permitted to repay borrowings under the Credit Facilities at any time in whole or in part, without penalty. We will also be required to repay loans outstanding under the Credit Facilities (i) with net cash proceeds from sales of property and assets of the Company and its subsidiaries (excluding inventory sales and certain other sales in the ordinary course of business) and casualty and condemnation proceeds, in each case subject to exceptions and thresholds to be agreed and subject to reinvestment rights. In addition, the Company will be required to repay the Term Loan X Facility in equal, quarterly amortization payments, beginning on September 30, 2010 through December 31, 2012. The Term Loan A Facility will not be subject to mandatory amortization payments.

The terms described above are subject to change. The availability of the Credit Facilities is subject to a number of conditions. To the extent that any of these conditions are not satisfied, the Credit Facilities may be unavailable to us on the terms described above or at all.

The closing of this offering is conditioned upon the entering into the new credit agreement.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a general discussion of certain United States federal income tax consequences to a Non-U.S. Holder (as defined below) of the acquisition, ownership and disposition of the Notes. This discussion does not address specific tax consequences that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for United States federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, expatriates, controlled foreign corporations, dealers in securities or currencies, and persons in special situations, such as those who hold the Notes as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments). This discussion is limited to Non-U.S. Holders that purchase the Notes in the initial offering at their issue price and that hold such Notes as capital assets for United States federal income tax purposes. In addition, this discussion does not describe any tax consequences arising under United States federal gift and estate tax or other U.S. federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes.

Prospective purchasers of the Notes are urged to consult their tax advisors concerning the United States federal income tax consequences to them of acquiring, owning and disposing of the Notes, as well as the application of state, local and foreign income and other tax laws.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a Note (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes,) created in or organized under the law of the United States any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions, or (B) that has in effect a valid election under applicable United States Treasury regulations to be treated as a United States person. If an entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of Notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of Notes that is a partnership and partners in such a partnership are urged to consult their tax advisors about the United States federal income tax consequences of acquiring, owning and disposing of notes.

Payments of Interest. Payments of interest on the Notes made by us or our agent to a Non-U.S. Holder which is not effectively connected with a U.S. trade or business of such Non-U.S. Holder generally will not be subject to United States federal withholding tax, provided that:

(1) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

(2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us; and

(3) either (A) the beneficial owner of the Notes certifies to us or our agent on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person, provides its name and address and renews the certificate periodically as required by the Treasury Regulations, or (B) the Notes are held through certain foreign intermediaries and the beneficial owner of the Notes satisfies certain certification requirements of the applicable Treasury Regulations and, in either case, neither we nor our agent has actual knowledge or reason to know that such beneficial owner is a U.S. person. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

If a Non-U.S. Holder cannot satisfy the requirements of the exemption described above, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Notes provides us or our agent, as the case may be, with a properly executed:

(1) IRS Form W-8BEN (or successor form) claiming an exemption from withholding or reduced rate of tax under an applicable tax treaty, or

(2) IRS Form W-8ECI (or successor form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business of the beneficial owner;

and each such Form shall be renewed periodically as required by the Treasury Regulations.

If interest on the Notes is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above, will generally be subject to United States federal income tax on the receipt or accrual of such interest on a net income basis unless an applicable income tax treaty provides otherwise. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on Notes that is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder will be included in such foreign corporation’s earnings and profits.

Disposition of the Notes. No withholding of United States federal income tax generally will be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange or other taxable disposition of the Notes.

A Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other taxable disposition of the Notes unless (i) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which event such gain (net of certain U.S. source capital losses) will be subject to United States federal income tax at a rate of 30% (or lower applicable treaty rate) or (ii) such gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, in which event such gain will be taxed as effectively connected income in the same manner as described above with respect to the effectively connected interest.

Information Reporting and Backup Withholding

In general, backup withholding and information reporting will not apply to a payment of interest on a Note to a Non-U.S. Holder, or to proceeds from the disposition of a Note (including a retirement or redemption) by a Non-U.S. Holder, if, in each case, the holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither we nor our agent has actual knowledge or reason to know to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability (or refunded) provided the required information is timely furnished to the IRS. In certain circumstances, the amount of payments made on such Note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS. Prospective holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

UNDERWRITING

Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of 2015 Notes	Principal Amount of 2020 Notes
Banc of America Securities LLC	$	$
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC

Total	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In addition, with respect to jurisdictions outside the United States, the underwriters may conduct offers and sales through their affiliates in such jurisdictions.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % per principal amount of the 2015 Notes and     % per principal amount of the 2020 Notes. Additionally, the underwriters may allow, and such dealers may reallow, a concession not in excess of     % per principal amount of the 2015 Notes and     % per principal amount of the 2020 Notes to certain other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The offering of the securities by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated at $             and are payable by us.

The underwriters have agreed to reimburse certain of our expenses in connection with this offering of Notes.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the

Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement, without first obtaining the prior written consent of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, offer, sell, contract to sell or otherwise dispose of, any debt securities issued or guaranteed by the Company having a tenor of more than one year, except for the Notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in the Relevant Member State, or where appropriate, approved by the competent authority in such Relevant Member State and published in accordance with the Prospectus Directive as implemented in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of Notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of Notes contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase any Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any Notes under, the offer of Notes contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any Notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the Notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where Notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those Notes to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended

(the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorized financial adviser.

CONFLICTS OF INTEREST

Each of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are deemed to have a “conflict of interest” in this offering within the meaning of NASD Conduct Rule 2720 of the Financial Industry Regulatory Authority (“FINRA”) because we intend to use a portion of the proceeds of this offering to repay amounts outstanding under our existing senior secured credit facilities, for which affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC act as administrative agent, syndication agent and documentation agent, respectively, and lenders, as such the offering will be conducted in accordance with the applicable requirements of FINRA Rule 5110 and NASD Conduct Rule 2720 of FINRA. See “Use of Proceeds.” None of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. Because the Notes are investment grade rated, as that term is defined in NASD Conduct Rule 2720 of FINRA, compliance with the rule only requires the limitation on sales of the Notes discussed in the preceding sentence and the disclosures set forth in this paragraph. In accordance with that rule, no “qualified independent underwriter” is required because the Notes offered are investment grade rated, as that term is defined in the rule.

LEGAL MATTERS

Certain legal matters in connection with the Notes offered under this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of The NASDAQ OMX Group, Inc. incorporated by reference in The NASDAQ OMX Group, Inc.’s Current Report on Form 8-K dated January 11, 2010 for the year-ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of The NASDAQ OMX Group, Inc.’s internal control over financial reporting as of December 31, 2008 appearing in The NASDAQ OMX Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule (except for the operational highlights portion) of the Philadelphia Stock Exchange, Inc. as of December 31, 2007 and 2006 and for the years then ended included in Exhibit 99.2 of The NASDAQ OMX Group, Inc.’s amended Current Report (Form 8-K/A), dated August 1, 2008 which is incorporated by reference in this registration statement and prospectus supplement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or through our web site at http://www.nasdaqomx.com. Our website is not incorporated into or otherwise a part of this prospectus or any of our other securities filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until all of the notes offered by this prospectus supplement and the accompanying prospectus are sold:

•

our Annual Report on Form 10-K for the year ended December 31, 2008 (including those portions of our definitive Proxy Statement for the 2009 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K);

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

our Current Reports on Form 8-K filed on February 26, 2009 (5:17 p.m.); March 12, 2009; April 16, 2009; July 7, 2009; July 20, 2009; August 10, 2009; August 26, 2009; October 1, 2009; October 6, 2009; November 25, 2009; December 22, 2009; and January 11, 2010; and

•	Exhibit 99.2 to our Current Report on Form 8-K/A filed on August 1, 2008.

You may obtain a copy of these filings and any other filings incorporated by reference at no cost, by writing or telephoning us at the following address:

The NASDAQ OMX Group, Inc.

One Liberty Plaza

New York, New York 10006

(212) 401-8700

email: investor.relations@nasdaqomx.com

PROSPECTUS

Debt Securities, Preferred Stock, Common Stock, Warrants,

Depositary Shares, Purchase Contracts and Units

We from time to time may offer:

•	Debt securities, which may be senior, subordinated or junior subordinated and convertible or non-convertible;

•	Shares of our preferred stock;

•	Shares of our common stock;

•	Warrants to purchase equity securities;

•	Depositary shares;

•	Purchase contracts; and

•	Units, comprised of two or more of any of the securities referred above, in any combination,

together or separately, in amounts, at prices and on terms that we will determine at the time of the offering. In addition, certain other persons to be identified in a prospectus supplement may offer and sell our securities.

Specific terms of these securities will be provided in one or more supplements to this prospectus.

You should read this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We, or any selling securityholders, may offer and sell the securities directly to you, through agents, underwriters or dealers. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any agents, underwriters or dealers involved in the offering and any applicable fees, commissions or discount arrangements. The net proceeds we expect to receive from sales will be set forth in the prospectus supplement.

Our common stock is listed on The NASDAQ Stock Market under the trading symbol “NDAQ.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE 3 AND, IF APPLICABLE, ANY RISK FACTORS THAT ARE DESCRIBED IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR IN OUR SECURITIES AND EXCHANGE COMMISSION FILINGS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 11, 2010.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process. Under this shelf process (i) we may sell any combination of the securities described in this prospectus in one or more offerings, and (ii) the selling securityholders to be named in a prospectus supplement may offer, from time to time, an indeterminate number of our securities. This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we, or the selling securityholders, as the case may be, offer our securities, we or the selling securityholders will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.” General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.nasdaqomx.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

The NASDAQ OMX Group, Inc. is a holding company created by the business combination of The Nasdaq Stock Market, Inc. and OMX AB (publ), which was completed on February 27, 2008. Under the purchase method of accounting, Nasdaq was treated as the accounting and legal acquirer in this business combination. As such, Nasdaq is the predecessor reporting entity of NASDAQ OMX and the results of operations of OMX are only included in NASDAQ OMX’s consolidated results of operations from February 27, 2008.

Throughout this prospectus, unless otherwise specified:

•	“NASDAQ OMX,” “we,” “us” and “our” refer to The NASDAQ OMX Group, Inc.

•	“Nasdaq” refers to The Nasdaq Stock Market, Inc., as that entity operated prior to the business combination with OMX.

•	“The NASDAQ Stock Market” refers to the registered national securities exchange operated by The NASDAQ Stock Market LLC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or through our web site at http://www.nasdaqomx.com. Our website is not incorporated into or otherwise a part of this prospectus or any of our other securities filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than information in Current Reports on Form 8-K furnished pursuant to items 2.02, 7.01 or otherwise, as the case may be, of such form), after the initial filing of this registration statement and until termination of the offering shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

•

our Annual Report on Form 10-K for the year ended December 31, 2008 (including those portions of our definitive Proxy Statement for the 2009 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K);

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

our Current Reports on Form 8-K filed on February 26, 2009 (5:17 p.m.); March 12, 2009; April 16, 2009; July 7, 2009; July 20, 2009; August 10, 2009; August 26, 2009; October 1, 2009; October 6, 2009; November 25, 2009; December 22, 2009; and January 11, 2010; and

•	Exhibit 99.2 to our Current Report on Form 8-K/A filed on August 1, 2008.

You may obtain a copy of these filings and any other filings incorporated by reference at no cost, by writing or telephoning us at the following address:

The NASDAQ OMX Group, Inc.

One Liberty Plaza

New York, New York 10006

(212) 401-8700

email: investor.relations@nasdaqomx.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. We intend that the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 apply to these forward-looking statements. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. These include, among others, statements relating to:

•	2009 or 2010 outlook;

•	the scope, nature or impact of acquisitions, dispositions, investments or other transactional activities;

•	the integration of our recently acquired businesses, including accounting decisions relating thereto;

•	the effective dates for and expected benefits of ongoing initiatives;

•	the impact of pricing changes;

•	future tax benefits;

•	the cost and availability of liquidity; and

•	the outcome of any litigation and/or government investigation to which we are a party and other contingencies.

Forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•	that our operating results may be lower than expected;

•

our ability to successfully integrate our recently acquired businesses, including the fact that such integration may be more difficult, time consuming or costly than expected, and our ability to realize synergies from business combinations and acquisitions;

•	loss of significant trading volume or listed companies;

•	covenants in our credit facilities, indentures and other agreements governing our indebtedness which may restrict the operation of our business;

•	economic, political and market conditions and fluctuations, including interest rate and foreign currency risks, inherent in U.S. and international operations;

•	global economic and credit conditions;

•	government and industry regulation; and

•	adverse changes that may occur in the securities markets generally.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and risk resulting from such uncertainty in connection with any forward-looking statements that we make. These risk factors are more fully described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 that was filed with the SEC on February 27, 2009, as the same may be updated from time to time by our future filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year and our Quarterly Reports on Form 10-Q, as applicable, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

SUMMARY

The NASDAQ OMX Group, Inc. is a holding company created by the business combination of The Nasdaq Stock Market, Inc. and OMX AB (publ) which was completed on February 27, 2008.

NASDAQ OMX is a leading global exchange group that, through its subsidiaries, provides securities listing, trading and data products and services and market technology solutions. NASDAQ OMX has operations around the world, spanning developed and emerging markets. Its global offerings include trading across multiple asset classes, capital formation solutions, financial services and exchanges technology, market data products, and financial indexes.

NASDAQ OMX’s revenue sources are diverse and include revenues from transaction services, market data products and services, broker services, listing fees, shareholder, directors and newswire services, financial products and market technology. The NASDAQ Stock Market is the largest electronic equity securities market in terms of share value traded.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and preferred stock dividends for the periods listed below:

	Nine Months Ended September 30, 2009(2)	Year Ended December 31, 2008(2)(3)	Year Ended December 31, 2007(2)	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)	4.76	5.58	11.90	3.33	5.37	0.71	(4)

(1)	For purposes of this calculation, earnings are defined as pre-tax income from continuing operations before equity in earnings of 50%-or-less-owned companies and adjustment for noncontrolling interests plus fixed charges. Fixed charges are the sum of interest and related expenses.
(2)	No shares of our preferred stock were outstanding at December 31, 2007, December 31, 2008 or September 30, 2009. We agreed to issue 1,600,000 shares of our series A convertible preferred stock in the third quarter of 2009. No preferred stock dividends were paid during the years ended December 31, 2007 or December 31, 2008 or the nine months ended September 30, 2009.
(3)	The results of OMX have been included in this calculation since February 27, 2008. The results of the Philadelphia Stock Exchange have been included since July 24, 2008, the results of the Boston Stock Exchange have been included since August 29, 2008, the results of certain businesses of Nord Pool have been included since October 21, 2008 and the results of the International Derivatives Clearing Group have been included since December 19, 2008.
(4)	The amount of the deficiency was approximately $5.8 million.

USE OF PROCEEDS

Unless otherwise set forth in an applicable prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purposes.

Unless otherwise set forth in a prospectus supplement, we will not receive any of the proceeds from the sale of securities by the selling securityholders.

DESCRIPTION OF SECURITIES

This Prospectus contains summary descriptions of the debt securities, preferred stock, common stock, warrants, depositary shares, purchase contracts and units that we or one or more selling stockholders may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement and/or other offering materials.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms and provisions relating to our capital stock. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our charter and by-laws, and provisions of Delaware law which define the rights of our stockholders. Our charter and by-laws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Authorized Capital

Our authorized capital stock consists of (i) 300,000,000 shares of common stock, par value $0.01 per share; and (ii) 30,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2009, we had 211,376,687 shares of common stock issued and 211,059,532 shares outstanding and we had agreed to issue 1,600,000 shares of series A convertible preferred stock. As of September 30, 2009, there were approximately 1,064 record holders of our common stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders except that no person may exercise voting rights in respect of any shares in excess of 5% of the then outstanding shares of our Common Stock. At any meeting of our stockholders, a majority of the votes entitled to be cast will constitute a quorum for such meeting.

Under our charter, our Board of Directors may waive the application of the 5% voting limitation to persons other than brokers, dealers, their affiliates, and persons subject to statutory disqualification under Section 3(a)(39) of the Exchange Act, subject to approval by the SEC.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for them. In the event of our liquidation, dissolution, or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. We have not declared or paid cash dividends on our common stock. We currently do not intend to pay any cash dividends on our common stock. Rather, we currently plan to retain any future earnings for funding our growth. Future dividends, if any, will be determined by our board of directors.

Preferred Stock

Our Board of Directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of our common stock.

On October 1, 2009, we designated 2,000,000 shares of preferred stock as our Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up: (i) senior in preference to our common stock and (ii) equally with each other class or series of preferred stock. The Series A Convertible Preferred Stock will automatically convert into our common stock upon shareholder approval, which we plan to seek at our next regularly scheduled annual shareholders’ meeting currently planned for May 2010. If shareholder approval is not received, a dividend on the Series A Convertible Preferred Stock will commence at a rate of 12% per annum, and the Series A Convertible Preferred Stock will mature in October 2013. For a further description of the Series A Convertible Preferred Stock, see the Certificate of Designation of Series A Convertible Preferred Stock filed as an exhibit to the registration statement of which this prospectus forms a part.

Certain Provisions of our Charter and By-Laws

Some provisions of our charter and by-laws, which provisions are summarized below, may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations

Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, that in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after such anniversary date, notice by the shareholder in order to be timely must be received not earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting and the close of business on the 10th day following the date on which notice of the date of the annual meeting was first publicly announced by NASDAQ OMX. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not earlier than 120 days prior to the meeting and later than the later of 90 days prior to the meeting and the close of business on the 10th day following the day on which public disclosure of the date of the special meeting and our nominees was first made. In addition, the by-laws specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Stockholder Action; Special Meeting of Stockholders

Our restated certificate of incorporation provides that stockholders are not entitled to act by written consent in lieu of a meeting. Delaware law vests the board of directors of a Delaware corporation with the authority to call special meetings of stockholders and permits us to authorize in our restated certificate of incorporation or by-laws other persons to also have such authority. Our restated certificate of incorporation and by-laws do not vest any other persons with such authority.

Amendments; Supermajority Vote Requirements

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our restated certificate of incorporation imposes super majority (66 2/3%) voting requirements in connection with stockholder amendments to the by-laws and in connection with the amendment of certain provisions of the restated certificate of incorporation, including those provisions of the restated certificate of incorporation relating to the limitations on voting rights of certain persons, the classified board of directors, removal of directors and prohibitions on stockholder action by written consent.

Authorized But Unissued Shares

The authorized but unissued shares of our common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult, or discourage, an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Delaware law generally prohibits a publicly-held or widely-held corporation from engaging in a “business combination” with an “interested stockholder” for three years after the stockholder becomes an interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years, did own) directly or indirectly 15% or more of the corporation’s outstanding voting stock. A “business combination” includes a merger, asset sale or other transaction that results in a financial benefit to the interested stockholder. However, Delaware law does not prohibit these business combinations if:

1.	before the stockholder becomes an interested stockholder, the corporation’s board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

2.	after the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation’s outstanding voting stock (excluding certain shares); or

3.	the corporation’s board approves the business combination and the holders of at least two-thirds of the corporation’s outstanding voting stock that the interested stockholder does not own authorize the business combination at a meeting of stockholders.

Stockholders’ Agreements

On February 27, 2008, we entered into a stockholders’ agreement, as amended on February 19, 2009, which governs the shares of our common stock issued to Borse Dubai Limited and Borse Dubai Nasdaq Share Trust as partial consideration in the acquisition of OMX from Borse Dubai. We also obligated by the terms of the stockholders’ agreement to nominate and generally use best efforts to cause the election to our board of directors two individuals designated by Borse Dubai, subject to certain conditions.

On April 22, 2005, we entered into an amended and restated securityholders agreement with the parties thereto, including Silver Lake Partners TSA, L.P., Silver Lake Investors, L.P., Silver Lake Partners II TSA, L.P. and Silver Lake Technology Investors II, L.P. (which, collectively, we refer to as Silver Lake), which governs certain of our securities. We are obligated by the terms of the amended and restated securityholders’ agreement to nominate and generally use best efforts to cause the election to our board of directors one individual designated by Silver Lake, subject to certain conditions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investors Services. Its address is 480 Washington Boulevard, 29th Floor, Jersey City, New Jersey 07310 and its telephone number is +1 888 305 3741.

Listing

Our common stock is listed on The NASDAQ Stock Market under the trading symbol “NDAQ.”

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. The applicable prospectus supplement and/or other offering materials will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

The debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee. The indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities will include those set forth in the indenture and any related security documents and those made a part of the indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and/or other offering materials and the provisions of the indenture and any related security documents in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the person to whom any interest on the debt securities will be payable;

•	the places where payments on the debt securities will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon holders of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts or other units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling stockholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling stockholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; and/or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on The NASDAQ Stock Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling stockholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling stockholder may directly solicit offers to purchase the securities and we or a selling stockholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the securities offered hereunder.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of The NASDAQ OMX Group, Inc. included in The NASDAQ OMX Group, Inc.’s Current Report on Form 8-K dated January 11, 2010 for the year-ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of The NASDAQ OMX Group, Inc.’s internal control over financial reporting as of December 31, 2008 appearing in The NASDAQ OMX Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule (except for the operational highlights portion) of the Philadelphia Stock Exchange, Inc. as of December 31, 2007 and 2006 and for the years then ended included in Exhibit 99.2 of The NASDAQ OMX Group, Inc.’s amended Current Report (Form 8-K/A), dated August 1, 2008 which is incorporated by reference in this registration statement and prospectus have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in giving said report.

$            % Senior Notes due 2015

$            % Senior Notes due 2020

Prospectus Supplement

BofA Merrill Lynch

J.P.Morgan

Wells Fargo Securities

January     , 2010